EXHIBIT 99.1

OXiGENE Announces Publication of Key Data Showing Antitumor Activity of ZYBRESTAT(R) Combined With Bevacizumab

Phase 1 Data Show Clinical Activity of Combining Two Anti-Vascular Approaches: Vascular Disrupting Agent (VDA) and Anti-Angiogenic Antibody

SOUTH SAN FRANCISCO, Calif., June 6, 2012 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced the publication of key clinical data from a Phase 1 trial combining fosbretabulin (ZYBRESTAT®, combretastatin A4 phosphate, or CA4P), its lead vascular disrupting agent (VDA), with the anti-VEGF antibody bevacizumab (Avastin ®) to treat patients with advanced solid tumors, without the use of any cytotoxic chemotherapy, and receiving only the combined two anti-vascular drugs.

A total of 15 patients with a median age of 51 years were enrolled in this Phase 1 trial. Nine of 14 patients (60%) treated experienced disease stabilization, and one patient with ovarian cancer had a CA125 response that lasted for more than one year. The combination of CA4P and bevacizumab appeared to be well tolerated. This trial was the first to combine a vascular disrupting agent with an anti-angiogenic monoclonal antibody. Results indicated that CA4P induced profound tumor vascular changes alone which were maintained by the addition of bevacizumab, thus demonstrating the complementary therapeutic effect of combination vascular disrupting and anti-angiogenic agents.

The data from the Phase 1 trial were published in the current issue of Clinical Cancer Research in an article titled, "Phase I Trial of Combretastatin A4 Phosphate (CA4P) in Combination with Bevacizumab in Patients with Advanced Cancer," by Paul Nathan, MBBS, PhD, FRCP, Consultant Medical Oncologist and Director of R&D Mount Vernon Cancer Centre, Northwood, United Kingdom, and principal investigator for the trial.

Commented Dr. Nathan: "The combination of vascular targeting and anti-angiogenic agents has shown promise in pre-clinical cancer models. This important study is the first time that these two classes of agents have been combined in humans, and suggests that CA4P and bevacizumab could be combined safely in humans. Moreover, we demonstrated that the presence of bevacizumab prolonged the vascular shutdown induced by CA4P. We also showed the enhanced antitumor activity and potential clinical benefit that can be achieved by combining two anti-vascular agents that work through complementary mechanisms of action: a VDA that induces tumor necrosis by destroying existing tumor blood vessels and an anti-angiogenic agent that starves the tumor by preventing revascularization. This combined approach indicates a potential way forward in the ongoing clinical evaluation of vascular disrupting agents, a novel class of antitumor agents."

"Publication of these important Phase 1 data is a significant milestone for OXiGENE, as these data laid the foundation for advancing ZYBRESTAT combined with bevacizumab into later stage clinical trials such as the ongoing Phase 2 ZYBRESTAT-bevacizumab combination trial in platinum-sensitive second-line and third-line advanced ovarian cancer patients, which is being conducted under the auspices of the Gynecologic Oncology Group (GOG)," said Peter Langecker, M.D., Ph.D., OXiGENE's President and Chief Executive Officer. "We are looking forward later this year to seeing interim data from that study which could represent a potential clinical breakthrough in the approach to treating ovarian cancer with fewer side effects than typically seen with cytotoxic chemotherapy, and could potentially provide a roadmap to conducting a pivotal registration program in this indication."

CA4P in combination with bevacizumab appeared to be well tolerated. Dose-limiting toxicities were one asymptomatic grade III atrial fibrillation and one grade IV liver hemorrhage in a patient with a history of hemorrhage. The most common toxicities were hypertension, headache, lymphopenia, pruritus, and pyrexia. Asymptomatic electrocardiographic changes were seen in five patients. There was no significant cardiovascular toxicity or new safety signals observed with the combination of CA4P and bevacizumab.

In summary, CA4P in combination with bevacizumab appeared to be safe and well tolerated with profound tumor vascular changes and early evidence of clinical activity. The company believes this combination warrants further study in later stage clinical trials.

About ZYBRESTAT (fosbretabulin)

ZYBRESTAT has been evaluated in a Phase 2/3 study of patients with anaplastic thyroid cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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